                                                                      EXHIBIT 5




                                   October 8, 1996

Conversion Technologies International, Inc.
82 Bethany Road
Hazlet, New Jersey  07730

                   Conversion Technologies International, Inc.
                200,000 Shares of Common Stock, $.00025 Par Value

Dear Sirs:

          We have acted as counsel to Conversion Technologies International, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 200,000 shares (the "Shares") of Common Stock, $.00025 par value, of the Company for issuance to certain employees pursuant to the Company's 1996 Long-Term Employee Incentive Plan (the "Plan").

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

          Based upon the foregoing, we are of the opinion that the issuance and sale of the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

          We are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.

          We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed by the Company to register the Shares.

                                   Very truly yours,


                                   /s/ O'Sullivan Graev & Karabell, LLP